Exhibit 10.2

RETIREMENT AND SEVERANCE AGREEMENT

This Retirement and Severance Agreement (the “Agreement”) is made this 20th day of January, 2005, by and among Frederick A. Marcell Jr. (the “Executive”), Willow Grove Bancorp, Inc., a Pennsylvania corporation (the “Company”), and its wholly owned subsidiary, Willow Grove Bank, a federally chartered savings bank (the “Bank”).

WITNESSETH:

WHEREAS, the Executive currently serves as President and Chief Executive Officer of the Company and the Bank (collectively, the “Employers”) and as an officer with respect to certain subsidiary corporations; and

WHEREAS, the Executive currently is a party to agreements with both the Company and the Bank, each dated as of May 1, 2004 (the “Employment Agreements”), setting forth the terms and conditions of his employment; and

WHEREAS, the Executive and the Bank currently are parties to a Supplemental Retirement Agreement, dated as of July 28, 1998 (the “SERP”); and

WHEREAS, the Executive and the Employers have come to agreements in principle with respect to Executive’s retirement from the Employers, the resignation of his positions therefrom and the terms and conditions under which he will retire and receive certain benefits.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and intending to be legally bound, the parties agree as follows:

1.                                       Termination of Employment Agreements; Modification of Duties.

(a)                                  As of the Commencement Date (as hereinafter defined), the Employment Agreements, by the mutual agreement of the parties hereto, shall be terminated and be of no further force and effect and the Executive shall be entitled to the rights and payments set forth herein in lieu of any rights and payments under the Employment Agreements.  The Executive shall no longer be considered an officer or executive of the Employers or any of their respective subsidiaries as of the Commencement Date.  This Agreement shall have no effect on Executive’s service as a director of each of the Company and the Bank. The Executive has been nominated to an additional three-year term as a director of the Company and the Bank and, subject to shareholder approval with respect to the Company, shall continue to serve on the Boards of Directors of the Company and the Bank for the remainder of such term and, subject to Section 4(c) below, be entitled to the benefits therefrom.

(b)                                 The parties hereto agree that, from the Commencement Date through April 30, 2006 (the “Consulting Period”), the Executive shall provide certain consulting services to the Company and the Bank as described below.

(c)                                  The Commencement Date shall be the first day of employment by the Employers of an individual other than the Executive to fill the positions of President and Chief Executive Officer of the Employers.

2.                                       Consultancy.

(a)                                  During the Consulting Period, the parties agree that the Executive will provide his personal advice and counsel to the Company and the Bank in connection with their businesses including, but not limited to, consulting with the Company and the Bank regarding matters identified by the Board of Directors with respect to the transition to a new President and Chief Executive Officer as well as other matters regarding the operations of the Company and the Bank and relationships with customers and stockholders as may be identified by the Board of Directors (the “Consulting Services”), subject to the terms and conditions set forth herein.  The Executive shall provide such Consulting Services as may be reasonably requested by the Board of Directors of the Company from time to time at mutually agreeable and reasonable times, provided, however, that the Executive will not be required to provide Consulting Services which exceed (i) 30 hours per month during the first three months after the date of this Agreement or (ii) 15 hours per month thereafter.  Such Consulting Services may be provided at reasonable times either in person, telephonically, electronically or by correspondence as the Company and the Executive may agree.

(b)                                 During the Consulting Period, the Executive shall be treated as an independent contractor and shall not be deemed to be an employee of the Company, the Bank or any other affiliate of the Company.

3.                                       Consulting Fee.  During the Consulting Period, the Executive shall be entitled to receive a fee (the “Consulting Fee”) in an amount equal to $244,800 per annum, payable in regularly scheduled bi-weekly installments through April 30, 2006.  In the event of Executive’s death during the Consulting Period, no further payment of the Consulting Fee shall be required of the Company and the Bank and the estate and family of the Executive shall not be entitled to receive any additional portion of the Consulting Fee.

4.                                       Other Benefits.

(a)                                  During the Consulting Period, the Employers shall provide continued life, medical and dental coverage substantially identical to the coverage maintained by the Employers for the Executive immediately prior to the date hereof.  In the event of the Executive’s death during the Consulting Period, the Employers shall, through April 30, 2006, provide to the Executive’s spouse continued medical and dental coverage substantially identical to the coverage maintained by the Employers for the Executive immediately prior to his death.  The parties hereto agree that the Executive is, and shall continue to be as of the Commencement Date, the owner of a term life insurance policy, dated January 6, 1999, on the Executive, provided, however, that the premiums for such policy, which heretofore have been paid by the Employers and included as compensation to the Executive, shall, as of the Commencement Date, become the obligation solely of the Executive.

(b)                                 The Executive’s benefits under the SERP shall be fully vested as of the date hereof, provided, however, that the parties agree that payment of Executive’s Supplemental Retirement Benefit (as such term is defined in the SERP) shall commence on the first day of the month following Executive’s sixty-eighth (68th) birthday and shall continue for a period of ten (10) years thereafter in accordance with the terms of the SERP.

(c)                                  The parties agree that the Executive will not receive fees for his service as a director during the Consulting Period.  The Executive will be entitled to all other benefits afforded to other directors, including continued participation and vesting in the Company’s stock option plans and recognition and retention plans.

5.                                       Solicitation of Customers; Use of Customer Lists, etc.  The Executive acknowledges that, except as required by law or in his own good faith use in any proceeding, he has no right personally to use or disclose to any person, firm or corporation, information concerning any customer list, business secrets or confidential financial information of the Employers that he knew was intended by the Employers to be confidential and that he did not have reason to believe had been made public (collectively, “Confidential Information”).  Accordingly, the Executive covenants and agrees that he shall not use or permit the use of any Confidential Information, and shall not divulge any Confidential Information to any person, firm or corporation, except as may be required by applicable law arising out of his employment with or participation in the affairs of the Employers.  Further, Executive agrees that, through the period ending on October 31, 2006, he will not solicit any current customer of the Employers, for the purpose or intent to provide or sell to such customers any banking, financial or business services or products on behalf of any person, company or entity other than the Employers without the express written consent of the Employers.

6.                                       Confidentiality; Non-Disparagement.

(a)                                  No disclosure of the contents of this Agreement shall be made by either party to this Agreement without the prior written consent of the other party; provided that such disclosure (including disclosures contained in Company press releases, requisite disclosure in the Company’s reports filed with the Securities and Exchange Commission and other regulatory filings) may be made as required in accordance with federal securities law and regulations.

(b)                                 Executive agrees not to make, either directly or indirectly, or cause to be made, either directly or indirectly, by any other person or entity, any statement or comment, whether oral, written, electronic or otherwise, or to take any other action which disparages or criticizes the Employers,  their present or former directors, officers, Executives, management, practices or services, or which disrupts or impairs or could disrupt or impair the operations of the Employers, where such statements, comments or actions are based upon the Executive=s employment by the Employers, either as a director, officer or Executive, or knowledge gained as a result of such employment.  The Employers agree not to make, either directly or indirectly, or cause to be made, either directly or indirectly, by any other person or entity, or permit to be made by any director, officer, Executive or representative of the Employers, any statement or comment, whether oral, written, electronic or otherwise, or to take any other action which disparages or criticizes the Executive where such statements, comments or actions are based upon the Executive=s employment by the Employers, either as a director, officer or Executive.

7.                           Remedies

(a)                                  The parties agree that monetary damages for the breach of the agreements in Section 5 and Section 6 hereof may be impossible to determine or may be an inadequate remedy; therefore, it is agreed that the Employers may adjudicate any such alleged breach in a court of equity and that such court shall have the power to grant injunctive or other appropriate equitable relief.  The parties also agree that it may be impossible for the Employers to show immediate irreparable harm; therefore, it is agreed that the court may enter a temporary injunction or restraining order without the necessity of proof of immediate and irreparable harm to the Employers and without the entry of any bond or security.

(b)                                 In any adjudication for breach of the agreements in Section 5 and Section 6, the prevailing party shall be paid the costs expenses and reasonable attorney’s fees incident to any such adjudication by the other party as part of the judgement of the court.

8.                                       Release of the Employers and Related parties.

(a)                                  For, and in consideration of the commitments made herein by the Employers, including specifically the release in Section 9 below, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge the Employers and their respective subsidiaries, affiliates, stockholders, attorneys, officers, directors, agents, Executives, successors and assigns, and any other party associated with the Employers (the “Released parties”), to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kinds, nature and character whatsoever, known or unknown, in any way connected with his employment by the Employers or termination thereof; provided that no such waiver shall be effective with respect to Executive=s rights related to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or the Executive Retirement Income Security Act of 1974 (“ERISA”).

(b)                                 The Executive hereby specifically and unconditionally releases the Released parties from any and all claims which the Executive may have against any of them and which arose on or before the date of this Agreement under the Age Discrimination in Employment Act (the “ADEA”), including, but not limited to, any claim attributable to the Employers’ solicitation of the Executive’s consent to the terms of this Agreement, and further acknowledges and represents that:

(i)                                     the Executive waives the Executive’ claims under ADEA knowingly and voluntarily in exchange for the commitments made herein by the Employers, and that the benefits provided thereby constitute consideration of value to which the Executive would not otherwise have been entitled;

(ii)                                  the Executive has been advised in writing by the Employers to consult an attorney in connection with this Agreement;

(iii)                               the Executive has been given a period of 21 days within which to consider the terms hereof;

(iv)                              the Executive may revoke the waiver of ADEA claims set forth in this Section 8 for a period of seven (7) days following the execution of this Agreement and the Executive’s waiver of ADEA claims hereunder shall not become effective until the revocation period has expired;

(v)                                 if the Executive revokes the waiver of ADEA claims in accordance with subparagraph (iv) above, the Executive shall cease to receive the payments and benefits specified in Sections 3 and 4 hereof, but such revocation shall not be effective with respect to the remainder of this Agreement and the consideration received by the Executive prior to the revocation shall be valid and adequate consideration with respect to the remainder of this Agreement; and

(vi)                              this Agreement complies in all respects with Section 7(f) of ADEA, the waiver provisions of the Older Workers Benefit Protection Act.

(c)                                  Notwithstanding the foregoing, the Executive does not release the Employers from claims arising out of any breach of this Agreement.

9.                                       General Release of the Executive.  For, and in consideration of the commitments made herein by the Executive, including specifically the release in Section 8 above, the Employers, for themselves, and for their respective successors and assigns do hereby release completely and forever discharge the Executive and his heirs, successors and assigns, to the fullest extent permitted by applicable law, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any kinds, nature and character whatsoever, known or unknown, in any way connected with the Executive’s position as an Executive, officer or director of the Employers. Notwithstanding anything in the foregoing to the contrary, the Employers do not release the Executive from claims arising out of any breach of this Agreement.

10.                                 Representation.  The Employers and the Executive represent that they have reviewed this Agreement, and that each of them is fully aware of the content of this Agreement and of its legal effect, and acknowledge that this is a legally valid and binding obligation of the parties.

11.                                 Withholding.  The Employers may make such provisions as they deem appropriate for the withholding pursuant to federal or state income tax laws of such amounts as the Employers determine they are required to withhold in connection with the payments to be made pursuant to this Agreement.

12.                                 Amendment and Waiver.  The terms of this Agreement may not be modified other than in a writing signed by the parties.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

13.                                                                                 Notices.  All notices, demands, consents or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when: (i) personally delivered, or (ii) sent postage prepaid by registered or certified mail, return receipt requested, such receipt showing delivery to have been made, or (iii) sent overnight by prepaid receipt courier addressed as follows:

If to the Executive:                                             Frederick A. Marcell Jr.

1316 Larchmont Place

Mount Laurel, New Jersey  08054

If to the Employers:                                        Secretary

Willow Grove Bancorp, Inc.

Welsh and Norristown Roads

Maple Glen, Pennsylvania 19002-8030

Each party hereto shall promptly notify the other of any change in address.

14.                                 Entire Agreement.  This Agreement incorporates the entire understanding among the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supersedes any prior agreements between the Employers and the Executive with respect to the subject matter hereof.  In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

15.                                 Invalid Provisions: If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its deletion from this Agreement.

16.                                 Bind and Inure.  This Agreement shall be binding upon and inure to the benefit of the Executive and the Employers and their respective heirs and/or successors and permitted assigns.

17.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent that applicable federal law preempts the laws of Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized representatives and the Executive has executed this Agreement, all as of the day and year first above written.

WITNESSES:

WILLOW GROVE BANCORP, INC.

/s/ Mary R. Rossi	By:	/s/ William W. Langan
William W. Langan
Chairman of the Board

WILLOW GROVE BANK

/s/ Mary R. Rossi	By:	/s/ William W. Langan
William W. Langan
Chairman of the Board

FREDERICK A. MARCELL JR.

/s/ Mary R. Rossi		/s/ Frederick A. Marcell Jr.